Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2011 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Invesco Mortgage Capital Inc. and subsidiaries on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Invesco Mortgage Capital Inc. on Forms S-3 (File No. 333-169105, effective September 10, 2010 and File No. 333-169104, effective September 10, 2010) and Form S-8 (File No. 333-163249, effective November 20, 2009).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 14, 2011